Exhibit 99.1

QWEST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, references to “QC” refer to Qwest Corporation, references to “Qwest,” “we,” “us,” the “Company” and “our” refer to Qwest Corporation and its consolidated subsidiaries, and references to “QCII” refer to our ultimate parent company, Qwest Communications International Inc., and its consolidated subsidiaries.

Certain statements set forth below constitute forward-looking statements. See “Business—Special Note Regarding Forward-Looking Statements” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2007, or our 2007 Form 10-K, for additional factors relating to such statements, and see “Risk Factors” in Item 1A of our 2007 Form 10-K for a discussion of certain risk factors applicable to our business, financial condition and results of operations.

Business Overview and Presentation

We provide voice, data, Internet and satellite video services. We generate revenue from services provided in the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We refer to this region as our local service area.

Our operations are included in the consolidated operations of our ultimate parent, QCII, and generally account for the majority of QCII’s consolidated revenue. In addition to our operations, QCII maintains a wireless business and a national telecommunications network through which it provides some long-distance, data and Internet services that we do not provide. You can find additional information about these services that we do not provide in “Business” in Item 1 of our 2007 Form 10-K.

For certain products and services we provide, and for a variety of internal communications functions, we use parts of QCII’s telecommunications network to transport voice and data traffic. Through its network, QCII also provides nationally and globally some data and Internet access services that are similar to services we provide within our local service area. These services include private line, ATM and frame relay.

Our analysis presented below is organized to provide the information we believe will be useful for understanding the relevant trends going forward. However, this discussion should be read in conjunction with our consolidated financial statements and the notes thereto in Exhibit 99.2 of this Form 8-K.

Our operations are integrated into and are part of the segments of the QCII consolidated group and contribute to QCII’s wireline services and other services segments. QCII’s chief operating decision maker, or CODM, reviews our financial information only in connection with our quarterly and annual reports that we file with the Securities and Exchange Commission, or SEC. Consequently, we do not provide our discrete financial information to the CODM on a regular basis. Additional information on our contributions to QCII’s segments is provided in Note 13—Contribution to QCII Segments to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

We have the same CODM as the QCII consolidated group. In August 2007, Edward A. Mueller became our Chief Executive Officer and President, QCII’s Chairman and Chief Executive Officer and our new CODM, and during 2007 he continued to use these same segments to evaluate performance and allocate resources. However, QCII will adjust its reporting segments at the beginning of 2008 to reflect changes in how it has begun managing its business beginning in 2008.

In light of regulatory changes in 2007 and consistent with QCII’s continuing strategy to simplify its and our corporate structure and gain operational efficiencies, QCII moved to us some administrative and other functions of our direct parent, Qwest Services Corporation, or QSC, and merged into us two of QSC’s other wholly owned subsidiaries:

•	a procurement company that managed real estate and other supplier selection and negotiations; and

•	a computer system support services company that handled development, application, maintenance, integration and testing of software.

Because of these reorganization activities, we are adjusting previously reported financial statements for all periods presented for these transferred businesses. These transfers were accounted for as a pooling of interests, which had the following effect on our previously reported financial statements for each year presented:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Increases in:
Total operating revenue	$814	$850	$794
Income before income taxes and cumulative effect of changes in accounting principles	63	31	98
Net income	35	—	61

	As of December 31,
	2007	2006
	(Dollars in millions)
Increases in:
Total assets	$1,125	$934
Total liabilities	732	412

In addition, as of September 30, 2007, QSC had transferred to us certain broadband services-related assets of an affiliate’s operations. The financial impacts related to these assets were immaterial to us.

QCII continues to evaluate other ways to better organize the legal organization and operations of its subsidiaries and may make additional changes to the legal organization and operations of its subsidiaries, including us, in the future. In connection with these past or future reorganization activities, we do not believe we have consummated, and we do not expect to consummate in the future, any business combinations or other transactions that will adversely affect our consolidated financial condition or results of operations.

During the first quarter of 2008, we also changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain expenses in our consolidated statements of operations have been reclassified. Operating expenses are now reported as follows:

•

Cost of sales are costs incurred in providing products and services to our customers. These include: employee-related costs directly attributable to operating and maintaining our network (such as salaries, wages and certain benefits); and other costs of sales directly related to our network operations (such as professional fees, materials and supplies and outsourced services).

•

Selling expenses are costs incurred in selling products and services to our customers. These include: employee-related costs directly attributable to selling products or services (such as salaries, wages, internal commissions and certain benefits); marketing, advertising and external commissions; bad debt; and other selling costs (such as professional fees and outsource services).

•

General, administrative and other operating expenses are corporate overhead and other operating costs. These include: employee-related costs for administrative functions (such as salaries, wages and certain benefits); taxes and fees (such as property and other taxes and universal service fund, or USF, charges); real estate and occupancy costs (such as rents and utility costs); and other general, administrative and other operating costs (such as professional fees, outsourced services, litigation related charges and general computer systems support services). General, administrative and other operating expenses also include our pension and post-retirement benefits costs for all employees.

We believe these changes allow users of our financial statements to better understand our cost structure and how we manage our business. These expense classifications may not be comparable to those of other companies. These reclassification changes had no impact on total operating expenses or net income for any period.

Business Trends

Our financial results continue to be impacted by several significant trends, which are described below:

•

Data, Internet and video growth. Revenue from data, Internet and video services represented 27% of our total revenue for the year ended December 31, 2007 and continues to grow. We also continue to see shifts in the makeup of this revenue as customers move from traditional data, Internet and video products to more advanced technologies. As a result, we continue to focus on these more advanced, high-growth products, which include broadband services, private line and satellite video. The revenue increases from these more advanced, high-growth products have outpaced revenue declines from traditional data, Internet and video services such as ATM and frame relay.

We also continue to focus on improving penetration of broadband services, and broadband subscribers continue to grow as customers migrate to higher speed Internet connections. We believe the ability to continually increase connection speeds is competitively important. As such, we continue to invest in increasing our available connection speeds to meet customer demand. We reached 2.5 million broadband subscribers as of December 31, 2007 compared to 2.1 million and 1.5 million as of the same date in 2006 and 2005, respectively. We expect broadband subscriber growth to continue, even though we expect to face continuing competition for these subscribers.

•

Access line losses. Our revenue has been, and we expect it will continue to be, adversely affected by access line losses. Increased competition, including product substitution, continues to be the primary reason for our access line losses. For example, many consumers are substituting cable, wireless and VoIP for traditional voice telecommunications services. This has increased the number and type of competitors within our industry and has decreased our market share. Product bundling, as described below, has been one of our responses to access line losses.

•

Product bundling. We offer many of our customers the ability to bundle several products and services. For example, through joint marketing and advertising efforts with our affiliates, we and QCII offer our mass markets customers “digital voice” services, which consist of integrated and unlimited local and long-distance services. These customers can also bundle two or more services such as broadband access, video, digital voice and wireless. In addition to our bundle discounts, we also offer a fixed price on our broadband service for qualifying customers who have our broadband product in their bundle. This “Price for Life” guarantee allows qualifying customers to lock-in their monthly broadband charges for as long as they qualify. We also offer combinations of features and services relating to a single access line (such as 3-way calling and call forwarding). We believe customers value the convenience of, and price discounts associated with, receiving multiple services from a single provider. As a result of these offerings, our sales of bundled products have increased. While bundle price discounts have resulted in lower average revenue for our individual products, we believe product bundles have positively impacted customer retention and revenue per customer has increased since the introduction of our bundled offerings.

•

Operational efficiencies. We continue to evaluate our operating structure and focus. In some cases, this involves adjusting our workforce and our relationships with our affiliates in response to productivity improvements and changes in the telecommunications industry and governmental regulations. Through targeted restructuring plans in prior years, focused improvements in operational efficiency, process improvements through automation and normal employee attrition, we have reduced our workforce and employee-related costs while achieving operational goals.

While these trends are important to understanding and evaluating our financial results, the other transactions, events and trends discussed in “Risk Factors” in Item 1A of our 2007 Form 10-K may also materially impact our business operations and financial results.

Results of Operations

Overview

We generate the majority of our revenue from wireline services. We also generate revenue from services we provide to our affiliates. Our services are further described below.

•

Voice services. Voice services include local voice services and access services. Local voice services include basic local exchange, switching and enhanced voice services. Local voice services also include network transport, billing services and providing access to our local network through our wholesale channel. Access services include fees we charge to other telecommunications providers to connect their customers and their networks to our network.

•

Data, Internet and video services. Data, Internet and video services represent our fastest growing source of revenue. These services include: broadband services and satellite video, which we offer to mass markets customers; private line, which we offer to wholesale and business customers; and other data services such as integrated services digital network, or ISDN, ATM and frame relay, which we offer primarily to business customers.

•

Affiliate and other services. We provide to our affiliates voice, data and billing and collections services that we also provide to external customers. In addition, we provide to our affiliates marketing, sales and advertising, computer system and development support services, network support and technical services and other support services, such as legal, regulatory, general finance and accounting, tax, human resources and executive support. Other services include the subleasing of space in our office buildings, warehouses and other properties.

Depending on the products or services purchased, a customer may pay a service activation fee, a monthly service fee, a usage charge or a combination of these.

The following table summarizes our results of operations for the years ended December 31, 2007, 2006 and 2005 and the number of employees as of December 31, 2007, 2006 and 2005:

	Years Ended December 31,			Increase/ (Decrease)		% Change
	2007	2006	2005	2007 v 2006	2006 v 2005	2007 v 2006	2006 v 2005
	(Dollars in millions, except employee headcount)
Operating revenue	$10,691	$10,721	$10,842	$(30)	$(121)	—%	(1)%
Operating expenses	7,631	8,288	8,588	(657)	(300)	(8)%	(3)%
Other expense—net	620	551	626	69	(75)	13%	(12)%

Income before income taxes and cumulative effect of changes in accounting principles	2,440	1,882	1,628	558	254	30%	16%
Income tax expense	913	679	578	234	101	34%	17%

Income before cumulative effect of changes in accounting principles	1,527	1,203	1,050	324	153	27%	15%
Cumulative effect of changes in accounting principles—net of taxes	—	—	(12)	—	12	nm	nm

Net income	$1,527	$1,203	$1,038	$324	$165	27%	16%

Employees (as of December 31)	34,006	35,834	36,992	(1,828)	(1,158)	(5)%	(3)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

Operating Revenue

2007 COMPARED TO 2006

The following table compares our operating revenue for the years ended December 31, 2007 and 2006:

	Years Ended December 31,		Increase/ (Decrease)	% Change
	2007	2006	2007 v 2006	2007 v 2006
	(Dollars in millions)
Operating revenue:
Voice services	$5,827	$6,275	$(448)	(7)%
Data, Internet and video services	2,928	2,588	340	13%
Affiliate and other services	1,936	1,858	78	4%

Total operating revenue	$10,691	$10,721	$(30)	—%

Voice Services

Local voice services revenue decreased primarily due to access line losses as a result of the competitive pressures described in “Business Trends” above. Mass markets and business local voice services revenue were impacted by these competitive pressures as customers disconnected primary and additional lines. Additionally, but to a lesser extent, local voice services revenue decreased due to lower USF revenue primarily due to the elimination of the USF assessment on certain products in late 2006. This decrease also reduced our expense by a similar amount. Wholesale local services revenue continued to be affected by a declining demand for UNEs.

Access service revenue decreased primarily due to access line losses in our mass markets and business channels, which decreased demand from interexchange carriers that provide long-distance service to our local customers.

The following table summarizes our access lines by customer channel as of December 31, 2007 and 2006:

	As of December 31,		Decrease	% Change
	2007	2006	2007 v 2006	2007 v 2006
	(in thousands)
Mass markets	8,694	9,422	(728)	(8)%
Business	2,803	2,878	(75)	(3)%
Wholesale	1,292	1,495	(203)	(14)%

Total access lines	12,789	13,795	(1,006)	(7)%

Data, Internet and Video Services

Data, Internet and video services revenue in our mass markets channel increased primarily due to an increase in broadband subscribers of approximately 22% and, to a lesser extent, an increase in satellite video subscribers. The growth in broadband services revenue resulted from continued increased penetration as customers migrated from dial-up Internet connections as well as customers upgrading to higher speed Internet connections. The increase in data and Internet services revenue in our wholesale channel was primarily due to growth in private line volumes.

Affiliate and Other Services

The increase in affiliate and other services revenue was primarily due to increased volumes of private line and other services we provide to support our affiliates’ data, Internet and video businesses and, to a lesser extent, price increases for these services. These increases were partially offset by reduced billings to our affiliates for computer development and support services as our costs for providing these services declined. Our costs declined primarily because of a reduction in employee-related costs driven by lower severance, benefits and average cost per employee as more labor costs were moved to a foreign subsidiary and lower depreciation and amortization expense driven by the change in our estimate of the average economic lives of capitalized software.

We estimate the profit from these affiliate transactions was approximately $410 million and $340 million in 2007 and 2006, respectively.

2006 COMPARED TO 2005

The following table compares our operating revenue for the years ended December 31, 2006 and 2005:

	Years Ended December 31,		Increase/ (Decrease)	% Change
	2006	2005	2006 v 2005	2006 v 2005
	(Dollars in millions)
Operating revenue:
Voice services	$6,275	$6,754	$(479)	(7)%
Data, Internet and video services	2,588	2,224	364	16%
Affiliate and other services	1,858	1,864	(6)	—%

Total operating revenue	$10,721	$10,842	$(121)	(1)%

Voice Services

Local voice services revenue decreased primarily due to access line losses as a result of the competitive pressures described in “Business Trends” above and, to a lesser extent, discounts on our product bundles offered to our mass markets customers. Mass markets and business local voice services revenue were impacted by these competitive pressures as customers disconnected primary and additional lines. Wholesale local services revenue was affected by accelerated weakening demand for UNEs. In addition, access services revenue decreased due to a 10% decline in volumes and lower access rates due to legislative and regulatory changes in certain states. Additionally, in 2005, we recognized a non-recurring benefit due to favorable regulatory rulings, and we recorded $23 million for a favorable settlement related to a customer billing dispute.

The following table shows our access lines by customer channel as of December 31, 2006 and 2005:

	As of December 31,		Decrease	% Change
	2006	2005	2006 v 2005	2006 v 2005
	(in thousands)
Mass markets	9,422	10,050	(628)	(6)%
Business	2,878	2,979	(101)	(3)%
Wholesale	1,495	1,710	(215)	(13)%

Total access lines	13,795	14,739	(944)	(6)%

Data, Internet and Video Services

Data, Internet and video services revenue in our mass markets channel increased primarily due to the transfer of a new Internet service to us from an affiliate in 2005, a 43% increase in broadband subscribers and, to a lesser extent, an increase in satellite video subscribers. The growth in broadband services revenue resulted from increased penetration and expanded service availability as customers migrated from dial-up Internet connections to higher speed Internet connections.

Data and Internet services revenue in our business channel increased primarily due to growth in private line and broadband services, partially offset by decreases in frame relay.

Data and Internet services revenue in our wholesale channel decreased primarily due to the sale of our wholesale modem services business in 2005 and decreased demand for ISDN. These decreases were partially offset by an increase in revenue from private line services.

Affiliate and Other Services

Affiliate services revenue decreased primarily due to a price reduction for billing and collection services. In addition, in connection with our affiliate’s transition to a third party wireless provider, we no longer provide certain services to that affiliate. This transition was completed in 2005. These decreases were partially offset by increased private line and other services primarily in support of our affiliates’ data, Internet and video businesses and increased billing for other support services relating to our affiliate’s growth in long-distance revenue.

We estimate the profit from these affiliate transactions was approximately $340 million and $350 million in 2006 and 2005, respectively.

Operating Expenses

This section should be read in conjunction with our business trends discussed above.

2007 COMPARED TO 2006

The following table provides further detail regarding our operating expenses:

	Years Ended December 31,		Increase/ (Decrease)	% Change
	2007	2006	2007 v 2006	2007 v 2006
	(Dollars in millions)
Cost of sales (exclusive of depreciation and amortization):
Employee-related costs	$1,236	$1,285	$(49)	(4)%
Other	416	431	(15)	(3)%

Total cost of sales	1,652	1,716	(64)	(4)%
Selling:
Employee-related costs	1,042	1,049	(7)	(1)%
Marketing, advertising and external commissions	477	459	18	4%
Other	240	250	(10)	(4)%

Total selling	1,759	1,758	1	—%
General, administrative and other operating:
Employee-related costs	500	706	(206)	(29)%
Taxes and fees	450	481	(31)	(6)%
Real estate and occupancy costs	305	312	(7)	(2)%
Other	579	608	(29)	(5)%

Total general, administrative and other operating	1,834	2,107	(273)	(13)%
Affiliates	165	178	(13)	(7)%
Depreciation and amortization	2,221	2,529	(308)	(12)%

Total operating expenses	$7,631	$8,288	$(657)	(8)%

Cost of Sales (exclusive of depreciation and amortization)

Cost of sales are costs incurred in providing products and services to our customers. These include: employee-related costs directly attributable to operating and maintaining our network (such as salaries, wages and certain benefits); and other costs of sales (such as professional fees, materials and supplies and outsourced services).

Employee-related costs decreased primarily due to employee reductions in both years and lower severance costs as we adjusted our workforce in response to productivity improvements, partially offset by additional maintenance work.

Other cost of sales decreased primarily due to call termination settlements and lower overall volume, partially offset by higher professional fees for operating and maintaining our network.

Selling Expenses

Selling expenses are costs incurred in selling products and services to our customers. These include: employee-related costs directly attributable to selling products or services (such as salaries, wages, internal commissions and certain benefits); marketing, advertising and external commissions; bad debt; and other selling costs (such as professional fees).

Marketing, advertising and external commissions increased primarily due to higher media advertising costs incurred to promote name and brand recognition in our business markets channel. In addition, continued product bundling and other promotions in our mass markets channel contributed to higher costs.

Other selling costs decreased primarily due to a refund associated with a regulatory matter and lower professional fees, partially offset by increased bad debt expense. Bad debt expense increased in 2007 to a normal expense level that reflects our write-off experience over the last three years. Our 2005 and 2006 bad debt expense was lower than 2007 due to non-recurring reductions in our reserve level to reflect improvement in our collections experience.

General, Administrative and Other Operating Expenses

General, administrative and other operating expenses are corporate overhead and other operating costs. These include: employee-related costs for administrative functions (such as salaries, wages and certain benefits); taxes and fees (such as property and other taxes and USF charges); real estate and occupancy costs (such as rents and utility costs); and other general, administrative and other operating costs (such as professional fees, litigation related charges and general computer systems support services). General, administrative and other operating expenses also include our pension and post-retirement benefits costs for all employees.

Employee reductions and lower severance costs contributed to lower employee-related costs. However, employee-related costs decreased primarily due to lower employee pension and post-retirement benefit costs. Our employees participate in the QCII pension, non-qualified pension and post-retirement health care and life insurance plans, and other post-employment benefit plans. QCII allocated to us combined benefits costs of $39 million and $198 million for the years ended December 31, 2007 and 2006, respectively. The costs decreased primarily due to post-retirement benefit plan changes and net reduced costs associated with the recognition of actuarial gains. The amounts contributed by us through QCII are not segregated or restricted to pay amounts due to our employees and may be used to provide benefits to other employees of QCII or its affiliates. QCII allocates the cost of these plans and the associated obligations and assets to us and determines our cash contribution. Historically, QCII has only required us to pay our portion of their required pension contribution. The allocation of cost to us is based upon demographics of our employees compared to all the remaining participants. The cost is a function of the amount of benefits earned, interest on benefit obligations, expected return on plan assets, amortization of costs and credits from prior benefit changes and amortization of actuarial gains and losses.

Effective January 1, 2007, changes to QCII’s benefit plans capped QCII’s levels of contributions for certain post-retirement health care benefits and reduced the post-retirement benefit under the life insurance plan, which decreased our liability substantially. Actuarial gains or losses reflect the differences between QCII’s actuarial assumptions and what actually occurred. The recognized net actuarial loss for this period was reduced primarily due to higher discount rates and higher than expected actual returns on pension assets.

For additional information on QCII’s pension and post-retirement plans, see Note 10—Employee Benefits to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

Taxes and fees decreased primarily due to lower USF charges largely related to the elimination of the USF assessment on certain products.

Other general, administrative and other operating costs decreased due to lower third party information technology services and lower insurance premiums, due to our settling various legal matters and our financial improvement over the last three years.

Affiliate Expenses

Affiliate expenses include charges for our use of long-distance services, wholesale Internet access and insurance.

Affiliate expenses decreased primarily due to reduced expenses for promotional modems and workers’ compensation insurance adjustments, which resulted in a credit in 2007 and a charge in 2006. These reductions were partially offset by increased charges for long-distance services as we transitioned our employees’ use of these services to an affiliate in early 2007. Prior to this transition, these services were provided by our network and other carriers’ networks.

2006 COMPARED TO 2005

The following table provides further detail regarding our operating expenses:

	Years Ended December 31,		Increase/ (Decrease)	% Change
	2006	2005	2006 v 2005	2006 v 2005
	(Dollars in millions)
Cost of sales (exclusive of depreciation and amortization):
Employee-related costs	$1,285	$1,248	$37	3%
Other	431	445	(14)	(3)%

Total cost of sales	1,716	1,693	23	1%
Selling:
Employee-related costs	1,049	1,032	17	2%
Marketing, advertising and external commissions	459	389	70	18%
Other	250	245	5	2%

Total selling	1,758	1,666	92	6%
General, administrative and other operating:
Employee-related costs	706	754	(48)	(6)%
Taxes and fees	481	537	(56)	(10)%
Real estate and occupancy costs	312	298	14	5%
Other	608	672	(64)	(10)%

Total general, administrative and other operating	2,107	2,261	(154)	(7)%
Affiliates	178	89	89	100%
Depreciation and amortization	2,529	2,879	(350)	(12)%

Total operating expenses	$8,288	$8,588	$(300)	(3)%

Cost of Sales (exclusive of depreciation and amortization)

Employee-related costs increased primarily due to higher maintenance work and severance-related costs in 2006.

Other cost of sales decreased primarily due to lower expenses as a result of exiting the wholesale modem services business during 2005, partially offset by increased outsourced services and professional fees.

Selling Expenses

Employee-related costs increased due to higher severance-related cost associated with the closing of two call centers.

Marketing, advertising and external commissions increased primarily due to higher external commissions and higher marketing and advertising costs primarily associated with our product bundling promotions.

Other selling costs increased primarily due to higher professional fees for outsourced services in our call centers and higher satellite video activation fees, partially offset by decreased bad debt expense. Bad debt expense decreased in 2006 due to non-recurring reductions in our reserve level to reflect improvement in our collections experience.

General, Administrative and Other Operating Expenses

Employee-related costs decreased primarily due to lower employee benefits costs.

We recorded pension and post-retirement benefit costs of $198 million and $231 million in 2006 and 2005, respectively. The costs decreased as a result of decreased interest costs due to lower discount rates, an increase in the expected benefit from the Medicare Part D federal subsidy on prescription drug benefits, and plan design changes associated with a new union contract entered into in August 2005. Partially offsetting these impacts were increases in costs due to lower expected return on investments.

For additional information on QCII’s pension and post-retirement plans, see Note 10—Employee Benefits to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

Taxes and fees decreased primarily due to a net taxable property tax base decrease and favorable property tax settlements and lower USF charges.

Other general, administrative and other operating costs decreased primarily due to lower use of third party information technology services.

Affiliate Expenses

Affiliate expenses increased primarily due to increased charges for the purchase of wholesale support for data, Internet and video services and insurance costs.

Depreciation and Amortization

The following table provides detail regarding depreciation and amortization expense:

	Years Ended December 31,			Increase/ (Decrease)		% Change
	2007	2006	2005	2007 v 2006	2006 v 2005	2007 v 2006	2006 v 2005
	(Dollars in millions)
Depreciation and amortization:
Depreciation	$2,017	$2,169	$2,442	$(152)	$(273)	(7)%	(11)%
Amortization	204	360	437	(156)	(77)	(43)%	(18)%

Total depreciation and amortization	$2,221	$2,529	$2,879	$(308)	$(350)	(12)%	(12)%

Depreciation expense decreased in 2007 and 2006 due to lower capital expenditures and the changing mix of our investment in property, plant and equipment since 2002. If our capital investment program remains approximately the same and we do not significantly decrease our estimates of the useful lives of our assets, we expect that our depreciation expense will continue to decrease.

Amortization expense decreased in 2007 due to the change in our estimate of average economic lives of capitalized software in January 2007 and lower capital spending on software related assets since 2001. Amortization expense would have been $120 million higher in 2007 had we not changed our estimates of the average economic lives to better reflect the expected period of future use of the software.

Amortization expense decreased in 2006 compared to 2005 primarily due to a number of intangible assets becoming fully amortized and lower capital spending on software related assets since 2001.

Other Consolidated Results

The following table provides detail regarding other expense (income)—net, income tax expense and cumulative effect of changes in accounting principles—net of taxes:

	Years Ended December 31,			Increase/ (Decrease)		% Change
	2007	2006	2005	2007 v 2006	2006 v 2005	2007 v 2006	2006 v 2005
	(Dollars in millions)
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	$608	$616	$608	$(8)	$8	(1)%	1%
Loss on early retirement of debt—net	18	9	37	9	(28)	100%	(76)%
Gain on sale of assets	(6)	(65)	—	59	(65)	(91)%	nm
Other—net	—	(9)	(19)	9	10	nm	(53)%

Total other expense—net	$620	$551	$626	$69	$(75)	13%	(12)%

Income tax expense	$913	$679	$578	$234	$101	34%	17%
Cumulative effect of changes in accounting principles—net of taxes	$—	$—	$(12)	$—	$12	nm	nm

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

Other Expense (Income)—Net

Other expense (income)—net includes: interest expense on long-term borrowings and capital leases; gains and losses on sales of fixed assets; gains and losses on early retirement of debt; interest income and interest expense not related to borrowings, such as interest on income taxes.

On June 4, 2007, we redeemed $250 million aggregate principal amount of our 8 7/8% Debentures due June 1, 2031. The redemption resulted in a loss on early retirement of debt of $18 million.

Concurrent with the issuance of our 7.5% Notes due 2014 on August 8, 2006, we redeemed the remaining $500 million aggregate principal amount of our floating rate term loan maturing in June 2007, plus accrued interest of $3 million. The redemption resulted in a loss on early retirement of debt of $9 million.

The 2005 loss on early retirement of debt—net was due to the payment of a premium associated with the redemption of $750 million face amount of the $1.25 billion floating rate tranche of our senior term loan that was set to mature June 9, 2007.

The gain on sale of assets in 2007 and 2006 was primarily due to a sale of real estate of $6 million and $61 million, respectively.

Income Tax Expense

The effective income tax rate is the provision for income taxes as a percentage of income before income taxes. The effective income tax rate for 2007, 2006 and 2005 was 37%, 36% and 36%, respectively.

Cumulative Effect of Changes in Accounting Principles—Net of Taxes

In 2005, we recognized a charge of $12 million from the cumulative effect of adopting FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” See Note 6—Property, Plant and Equipment to our consolidated financial statements in Exhibit 99.2 of this Form 8-K for further information.

Liquidity and Capital Resources

We are a wholly owned subsidiary of QSC, which is wholly owned by QCII. As such, factors relating to, or affecting, QCII’s liquidity and capital resources could have material impacts on us, including changes in the market’s perception of us and impacts on our credit ratings and on our access to capital markets. QCII and its consolidated subsidiaries had total borrowings of $14.3 billion and $14.9 billion at December 31, 2007 and 2006, respectively.

QCII has cash management arrangements between certain of its subsidiaries that include lines of credit, inter-company obligations, capital contributions and dividends. As part of these cash management arrangements, affiliates provide lines of credit to certain other affiliates. Amounts outstanding under these lines of credit and inter-company obligations vary from time to time and are classified as short-term borrowings.

Near-Term View

We had $292 million in cash and cash equivalents available at December 31, 2007. For the year ended December 31, 2007, our cash was primarily provided by operating activities. During 2008, we expect to use our available excess cash primarily to pay dividends and income taxes to QSC. For the year ended December 31, 2007, we declared dividends of $2.5 billion to QSC.

Our working capital deficit, or the amount by which our current liabilities exceed our current assets, was $904 million and $701 million as of December 31, 2007 and 2006, respectively. Our working capital deficit increased $203 million primarily due to capital expenditures, dividends declared to QSC and the repayment and reclassification to current of long-term debt. These items were partially offset by the issuance of $500 million of 6.5% Notes due 2017 and earnings before depreciation, amortization and income taxes.

Our working capital deficit is primarily caused by dividends that we pay to QSC. The timing of cash payments for declared dividends to QSC is at our discretion in consultation with QSC. We continue to produce significant cash from operating activities, and we believe that our cash on hand and our cash flows from operations should be sufficient to meet our cash needs through the next 12 months. We have approximately $322 million of debt maturing in 2008, and we may elect to refinance some or all of that debt. Due to recent turmoil in the credit markets, we may not be able to refinance maturing debt at terms that are as favorable as those from which we previously benefited or at terms that are acceptable to us.

To the extent that QCII’s earnings before interest, taxes, depreciation and amortization, or EBITDA (as defined in QCII’s debt covenants), is reduced by cash judgments, settlements and/or tax payments, its debt to consolidated EBITDA ratios under certain debt agreements will be adversely affected. This could reduce QCII’s liquidity and flexibility due to potential restrictions on drawing on its line of credit and potential restrictions on incurring additional debt under certain provisions of its debt agreements. As a wholly owned subsidiary of QCII, our business operations and financial condition could be similarly affected, potentially impacting our credit ratings and access to capital markets.

QCII has $850 million available to it under a revolving credit facility (referred to as the Credit Facility), which is currently undrawn and which expires in October 2010. The Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to the securities-related actions discussed in Note 15—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 to this Form 8-K. The Credit Facility is guaranteed by QSC and is secured by a senior lien on our stock.

We expect our 2008 capital expenditures to be higher than our 2007 level.

On December 13, 2007, QCII’s Board of Directors declared a quarterly dividend of $0.08 per share payable on February 21, 2008 to shareholders of record as of February 1, 2008. It is the expectation of QCII’s Board of Directors to pay a quarterly dividend going forward.

On October 4, 2006, QCII’s Board of Directors approved a stock repurchase program for up to $2 billion of QCII’s common stock over two years. For the years ended December 31, 2007 and 2006, QCII repurchased 137 million and 26 million shares, respectively, of its common stock under this program at a weighted average price per share of $8.54 and $8.03, respectively. As of December 31, 2007, QCII had repurchased a total of $1.378 billion of common stock under this program; thus $622 million remained available for stock repurchases. It is QCII’s intention to fully achieve this plan in 2008, while reviewing, on a regular basis, opportunities to enhance shareholder returns.

Long-Term View

We have historically operated with a working capital deficit due to our practice of declaring and paying regular cash dividends and it is likely that we will operate with a working capital deficit in the future. As discussed below, we continue to generate substantial cash from operations. We believe that cash provided by operations, combined with our current cash position and continued access to capital markets to refinance our debt as it matures, should allow us to meet our cash requirements for the foreseeable future. Due to recent turmoil in the credit markets, we may not be able to refinance maturing debt at terms that are as favorable as those from which we previously benefited or at terms that are acceptable to us.

We may periodically need to obtain financing in order to meet our debt obligations as they come due. We may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of assets) if revenue and cash provided by operations decline, if economic conditions weaken, if competitive pressures increase or if we or QCII become subject to significant judgments, settlements and/or tax payments in one or more matters discussed in Note 15—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 to this Form 8-K. In the event of an adverse outcome in one or more of these matters, we or QCII could be required to make significant payments that may cause us to draw down significantly on our cash balances. The magnitude of any settlements or judgments resulting from these matters could materially and adversely affect QCII’s financial condition and ability to meet its debt obligations, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. As a wholly owned subsidiary of QCII, our business operations and financial condition could be similarly affected, potentially impacting our credit ratings and access to capital markets.

The Credit Facility makes available to QCII $850 million of additional credit subject to certain restrictions as described below and is currently undrawn. This facility has a cross payment default provision, and this facility and certain other debt issues of QCII and its other subsidiaries also have cross acceleration provisions. When present, such provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. These provisions generally provide that a cross default under these debt instruments could occur if:

•	QCII fails to pay any indebtedness when due in an aggregate principal amount greater than $100 million;

•	any indebtedness is accelerated in an aggregate principal amount greater than $100 million; or

•	judicial proceedings are commenced to foreclose on any of QCII’s assets that secure indebtedness in an aggregate principal amount greater than $100 million.

Upon such a cross default, the creditors of a material amount of QCII’s debt may elect to declare that a default has occurred under their debt instruments and to accelerate the principal amounts due such creditors. Cross acceleration provisions are similar to cross default provisions, but permit a default in a second debt instrument to be declared only if in addition to a default occurring under the first debt instrument, the indebtedness due under the first debt instrument is actually accelerated. As a wholly owned subsidiary of QCII, in the event of such a cross-default or cross-acceleration, our business operations and financial condition could be affected, potentially impacting our credit ratings and access to the capital markets. In addition, the Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to the securities-related actions discussed in Note 15—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 to this Form 8-K.

Historical View

The following table summarizes cash flow activities for the years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,			Increase/ (Decrease)		% Change
	2007	2006	2005	2007 v 2006	2006 v 2005	2007 v 2006	2006 v 2005
	(Dollars in millions)
Cash flows:
Provided by operating activities	$3,670	$3,374	$3,689	$296	$(315)	9%	(9)%
Used for investing activities	1,254	1,279	1,151	(25)	128	(2)%	11%
Used for financing activities	2,400	1,980	2,753	420	(773)	21%	(28)%

Operating Activities

Cash provided by operating activities increased in 2007 primarily due to lower cost of sales and general, administrative and other operating expenses. The decrease in cash provided by operating activities in 2006 from 2005 was primarily attributable to a decrease in revenue and a $73 million increase in income taxes paid to QSC and increases in costs of sales and selling expenses. These items were partially offset by decreases in general, administrative and other operating expenses.

Investing Activities

The decrease in cash used for investing activities in 2007 compared to 2006 was primarily due to lower capital expenditures primarily resulting from reduced spending on telecommunications infrastructure for new real estate developments. We expect our total capital expenditures in 2008 will be higher and we believe this level of spending will sustain our business at existing levels and support our anticipated core growth requirements in areas such as data and Internet services.

The increase in cash used in investing activities in 2006 compared to 2005 was primarily due to net purchases of investments in securities managed by QSC, partially offset by net proceeds received in 2006 of $152 million from the sales of real estate properties.

Financing Activities

The changes in cash used for financing activities were primarily due to dividend payments to QSC. We paid cash dividends of $2.470 billion, $1.946 billion, and $2.731 billion in 2007, 2006 and 2005, respectively. We may declare and pay dividends to QSC in excess of our earnings to the extent permitted by applicable law. Our debt covenants do not limit the amount of dividends we can pay to QSC.

As of December 31, 2007, we were in compliance with all provisions and covenants of our borrowings, both with and without considering our organizational changes in the first quarter of 2008. For additional information on our 2007 and historical financing activities, see Note 8—Borrowings to our consolidated financial statements in Exhibit 99.2 of this Form 8-K.

Letters of Credit

As of December 31, 2007, we had outstanding letters of credit of approximately $57 million.

Credit Ratings

The table below summarizes our long-term debt ratings at December 31, 2007:

December 31, 2007
Moody’s	Ba1
S&P	BBB-
Fitch	BBB-

On June 7, 2007, S&P raised its rating of our long-term debt from BB+ to BBB-, reflecting the only change in our credit ratings since December 31, 2006.

With respect to Moody’s, a rating of Ba is judged to have speculative elements, meaning that the future of the issuer cannot be considered to be well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times. The “1,2,3” modifiers show relative standing within the major categories, 1 being the highest, or best, modifier in terms of credit quality.

With respect to S&P and Fitch, a rating of BBB indicates that there are currently expectations of low credit risk. The capacity for payment of financial commitments is considered adequate but adverse changes in circumstances and economic conditions are more likely to impair this capacity. This is the lowest investment grade category. With respect to S&P, a rating of BB indicates that the issuer currently has the capacity to meet its financial commitment on the obligation; however, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions, which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation. The plus and minus symbols show relative standing within major categories.

Debt ratings by the various rating agencies reflect each agency’s opinion of the ability of the issuers to repay debt obligations as they come due. In general, lower ratings result in higher borrowing costs and impaired ability to borrow. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

Risk Management

We are exposed to market risks arising from changes in interest rates. The objective of our interest rate risk management program is to manage the level and volatility of our interest expense. We may employ derivative financial instruments to manage our interest rate risk exposure.

Approximately $750 million of our floating-rate debt was exposed to changes in interest rates as of December 31, 2007 and 2006. This exposure is linked to the London Interbank Offered Rate, or LIBOR. A hypothetical increase of 100 basis points in LIBOR would not have had a material effect on pre-tax interest expense for the year ended December 31, 2007. As of December 31, 2007 and 2006, we had approximately $322 million and $70 million, respectively, of long-term fixed rate debt obligations maturing in the subsequent 12 months. We are exposed to changes in interest rates at any time that we choose to refinance this debt. A hypothetical increase of 100 basis points in the interest rates on any refinancing of the current portion of long-term debt would not have a material effect on our earnings.

As of December 31, 2007, our cash and investments managed by QSC included $213 million of highly liquid instruments, $31 million of auction rate securities and $24 million in an investment fund. As interest rates change, so will the interest income derived from these instruments. Assuming that these investment balances were to remain constant, a hypothetical decrease of 100 basis points in interest rates would not have a material effect on our earnings.

Future Contractual Obligations

The following table summarizes our future contractual obligations as of December 31, 2007:

	Payments Due by Period
	2008	2009	2010	2011	2012	2013 and Thereafter	Total
	(Dollars in millions)
Future contractual obligations(1):
Debt and lease payments:
Long-term debt	$322	$—	$500	$825	$1,500	$4,832	$7,979
Capital lease and other obligations	26	15	2	1	1	4	49
Interest on long-term borrowings and capital leases(2)	609	589	571	554	421	3,761	6,505
Operating leases	113	92	76	67	41	105	494

Total debt and lease payments	1,070	696	1,149	1,447	1,963	8,702	15,027

Other long-term liabilities	3	2	2	2	1	20	30

Purchase commitments:
Telecommunications commitments	89	77	41	—	—	—	207
Advertising, promotion and other services(3)	105	65	40	31	29	116	386

Total purchase commitments	194	142	81	31	29	116	593

Total future contractual obligations	$1,267	$840	$1,232	$1,480	$1,993	$8,838	$15,650

(1)	The table does not include:

•	our open purchase orders as of December 31, 2007. These purchase orders are generally at fair value, are generally cancelable without penalty and are part of normal operations;

•

other long-term liabilities, such as reserves for legal matters and income taxes, that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

non-qualified pension, post-retirement and post-employment benefits allocated by QCII and payable to QCII. As of December 31, 2007, we had a liability recorded on our balance sheet representing our allocation of QCII’s net benefit obligation for non-qualified pension, post-retirement healthcare and life insurance and other post-employment benefits. Future payments to QCII are impacted by various actuarial and market assumptions and will differ from the current estimates of these payments; therefore, we cannot reliably estimate future payments to QCII. See further discussion of our benefit plans in Note 10—Employee Benefits to our consolidated financial statements in Exhibit 99.2 of this Form 8-K;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to purchase other goods and services. Assuming we exited these contracts on December 31, 2007, termination fees for contracts to purchase other goods and services would have been $143 million. In the normal course of business, we believe the payment of these fees is remote; and

•

potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary. Historically, we have not incurred significant costs related to performance under these types of arrangements.

(2)	Interest paid in all years may differ due to future refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2007.

(3)	We have various long-term, non-cancelable purchase commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to receive.

Off-Balance Sheet Arrangements

We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support, and we do not engage in leasing, hedging, research and development services, or other relationships that expose us to any significant liabilities that are not reflected on the face of the financial statements or in “Future Contractual Obligations” above.

Critical Accounting Policies and Estimates

We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations. For additional discussion on the application of these and other significant accounting policies, see Note 2—Summary of Significant Accounting Policies to our consolidated financial statements in Exhibit 99.2 of this Form 8-K. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact on our financial statements and because they require significant judgments, assumptions or estimates. The preparation of our financial statements requires us to make estimates, intercompany allocations and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. We believe that the estimates, judgments and assumptions made when accounting for the items described below are reasonable, based on information available at the time they are made. However, there can be no assurance that actual results will not differ from those estimates.

Intercompany Revenue and Charges

We charge our affiliates based on tariffed rates for telecommunications and data services and either fully distributed cost or market rates for other services. Our fully distributed costs methodology includes employee costs, facilities costs, overhead costs and a return on investment component.

Our affiliates charge us for services rendered by their employees primarily by applying the fully distributed cost methodology discussed above. Our affiliates also contract services from third parties on our behalf. For these services, the third parties bill our affiliates who in turn charge us for our respective share of these third-party expenses.

The methodologies discussed above for determining affiliate revenue and charges are based on rules that the FCC adopted pursuant to the Communications Act, as amended by the Telecommunications Act. We believe the accounting estimates related to affiliate revenue and charges are “critical accounting estimates” because determining market rates and determining the allocation methodology and the supporting allocation factors: (i) requires judgment and is subject to refinement as facts and circumstances change or as new cost drivers are identified, (ii) are based on regulatory rules which are subject to change, and (iii) QCII occasionally changes which affiliates provide them services which can impact overall costs and related affiliate charges, all of which require significant judgment and assumptions.

Loss Contingencies and Litigation Reserves

QCII and we are involved in several material legal proceedings, as described in more detail in Note 15—Commitments and Contingencies to our consolidated financial statements in Exhibit 99.2 to this Form 8-K. We assess potential losses in relation to any such matters to which we are a party and in relation to other pending or threatened legal and tax matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted. If a loss is considered reasonably possible, we disclose the item and any determinable estimate of the loss if material but we do not recognize any expense for the potential loss.

For income tax related matters, prior to January 1, 2007, we recorded a liability computed at the statutory income tax rate if (i) we did not believe that we were more likely than not to prevail on an uncertainty related to the timing of recognition for an item or (ii) we did not believe that it was probable that we would prevail and the uncertainty was not related to the timing of recognition for the item. Effective January 1, 2007, we adopted Financial Accounting Standards Board, or FASB, Interpretation No 48, “Accounting for Uncertainty in Income Taxes,” or FIN 48, and changed our methodology for estimating potential liability for income tax related matters.

Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose uncertain tax positions that a company has taken or expects to take on a tax return. Under FIN 48, the impact of an uncertain tax position that is more likely than not to be sustained upon audit must be recognized at the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained.

To the extent we have recorded tax liabilities that are more or less than the actual liability that ultimately results from the resolution of an uncertain tax position, our earnings will be increased or decreased accordingly. Also, as we become aware of new interpretations of relevant tax laws and as we discuss our interpretations with taxing authorities, we may in the future change our assessments of the sustainability of an uncertain tax position or of the amounts that may be sustained upon audit. We believe that the estimates, judgments and assumptions made in accounting for these matters are reasonable, based on information currently available. However, as our assessments change and as uncertain tax positions are resolved, the impact to our financial statements could be material.

Deferred Taxes

We are included in the consolidated federal income tax return of QCII. Under QCII’s tax allocation policy, QCII treats our consolidated results as if we were a separate taxpayer. The policy requires us to pay our tax liabilities in cash based upon our separate return taxable income. We are also included in the combined state tax returns filed by QCII, and the same payment and allocation policy applies.

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves an exercise of judgment related to the computation and realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken, and the resulting tax basis, are more likely than not to be sustained if they are audited by taxing authorities. Also, assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. These matters, and others, involve the exercise of significant judgment. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

Pension and Post-Retirement Benefits

Our employees participate in the QCII pension, non-qualified pension, post-retirement health care and life insurance, and other post-employment benefit plans. The amounts contributed by us through QCII are not segregated or restricted to pay amounts due to our employees and may be used to provide benefits to other employees of QCII or its affiliates. QCII allocates the cost of pension, non-qualified pension, and post-retirement health care and life insurance benefits and the associated obligations and assets to us and determines our cash contribution. Historically, QCII has only required us to pay our portion of their required pension contribution. The allocation of cost to us is based upon demographics of our employees compared to all the remaining participants.

In computing the pension and post-retirement health care and life insurance benefit costs, the most significant assumptions QCII makes include employee mortality and turnover, expected salary and wage increases, discount rate, expected rate of return on plan assets, expected future cost increases, health care claims experience and QCII’s evaluation of the legal basis for plan amendments. The plan benefits covered by collective bargaining agreements as negotiated with our employees’ unions can also significantly impact the amount of cost we record.

Changes in any of the assumptions QCII made in computing the pension and post-retirement health care and life insurance benefit costs could have a material impact on various cost or credit components that are allocated to us as described above. For further discussion of the QCII pension, non-qualified pension, post-retirement and other post-employment benefit plans and the critical accounting estimates, see QCII’s Annual Report on Form 10-K for the year ended December 31, 2007.

Revenue Recognition and Related Reserves

We recognize revenue for services when the related services are provided. Recognition of certain payments received in advance of services being provided is deferred until the service is provided. These advance payments include wireline activation fees and installation charges, which we recognize as revenue over the expected customer relationship period ranging from one to five years.

Revenue on customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are deemed separable and separate earnings processes exist, the revenue associated with each element is recognized as earned. We recognize equipment revenue immediately as long as the total advance payment is less than or equal to the amount of the relative fair value of the element. If separate earnings processes do not exist, the total advance payment is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period.

We believe that the accounting estimates related to estimated lives and to the assessment of whether bundled elements are separable are “critical accounting estimates” because: (i) they require management to make assumptions about how long we will retain customers; (ii) the assessment of whether bundled elements are separable is subjective; (iii) the impact of changes in actual retention periods versus these estimates on the revenue amounts reported in our consolidated statements of operations could be material; and (iv) the assessment of whether bundled elements are separable may result in revenue being reported in different periods than significant portions of the related costs.

As the telecommunications market experiences greater competition and customers shift from traditional land based telecommunications services to wireless and Internet-based services, our estimated customer relationship period could decrease and we will accelerate the recognition of deferred revenue and related costs over a shorter estimated customer relationship period.

Restructuring Charges

Periodically, QCII commits to exit certain business activities, eliminate administrative and network locations or reduce our number of employees. Our portion of the amount QCII records as restructuring charges for these changes depends upon various assumptions, including severance costs, sublease income and costs, disposal costs, length of time on market for abandoned rented facilities and contractual termination costs. These estimates are inherently judgmental and may change materially based upon actual experience. The estimate of future losses of sublease income and disposal activity generally involves the most significant judgment. Due to the estimates and judgments involved in the application of each of these accounting policies and changes in our plans, these estimates and market conditions could materially impact our financial condition or results of operations.

Economic Lives of Assets to be Depreciated or Amortized

We perform annual internal studies or reviews to determine depreciable lives for our property, plant and equipment. These studies utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution, and, in certain instances, actuarially determined probabilities to calculate the remaining life of our asset base.

Due to rapid changes in technology and the competitive environment, selecting the estimated economic life of telecommunications plant, equipment and software requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. The effect of a one year increase or decrease in the estimated useful lives of our property, plant and equipment would have decreased depreciation by approximately $280 million or increased depreciation by approximately $390 million, respectively. The effect of a one half year increase or decrease in the estimated useful lives of our intangible assets with finite lives would have decreased amortization by approximately $30 million or increased amortization by approximately $30 million, respectively.

Recoverability of Long-Lived Assets

We periodically perform evaluations of the recoverability of the carrying value of our long-lived assets using gross undiscounted cash flow projections. These evaluations require identification of the lowest level of identifiable, largely independent, cash flows for purposes of grouping assets and liabilities subject to review. The cash flow projections include long-term forecasts of revenue growth, gross margins and capital expenditures. All of these items require significant judgment and assumptions. We believe our estimates are reasonable, based on information available at the time they were made. However, if our estimates of our future cash flows had been different, we may have concluded that some of our long-lived assets were not recoverable, which would likely have caused us to record a material impairment charge. Also, if our future cash flows are significantly lower than our projections we may determine at some future date that some of our long-lived assets are not recoverable.

Recently Adopted Accounting Pronouncements

Effective January 1, 2007, we adopted FIN 48. See Note 3—Income Taxes to our consolidated financial statements in Exhibit 99.2 of this Form 8-K for additional information.

Our ultimate parent, QCII, adopted Statement of Financial Accounting Standards, or SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-An amendment of FASB Statements No. 87, 88, 106, and 132(R),”or SFAS No. 158, which was effective for its year ended December 31, 2006. Upon adoption of SFAS No. 158, QCII recognized on its consolidated balance sheet the over-funded or under-funded amounts of its defined benefit pension, post-retirement and other post employment benefit plans. SFAS No. 158 does not impact us because the defined benefit plans are the responsibility of QCII. However, we recorded in our consolidated statements of operations the expense associated with our employees participating in the QCII defined benefit plans.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities,” or SFAS No. 159. Under SFAS No. 159, entities may choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. SFAS No. 159 also establishes recognition, presentation, and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for us beginning January 1, 2008. At this time, we do not expect the adoption of this standard to have any impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for us beginning January 1, 2008 and provides a definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements for future transactions. We do not expect the adoption of this pronouncement to have a material impact on our financial position or results of operations.